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                                                                    EXHIBIT 99.A


NEWS                                                              (EL PASO LOGO)
For Immediate Release

EL PASO CORPORATION TO DELAY REPORTING OF FOURTH QUARTER 2003 EARNINGS

HOUSTON, TEXAS, MARCH 10, 2004--El Paso Corporation (NYSE:EP) today announced that it will delay the release of its fourth quarter 2003 earnings, which is currently scheduled for March 11, 2004, pending the completion of a review of the impact of its recently announced reserve revision.

On February 17, 2004, the company announced a negative revision of its proved natural gas and oil reserves of approximately 1.8 trillion cubic feet equivalent. The total amount of the revision will not change. However, since the company's announcement, El Paso has been reviewing whether portions of the revision should be applied to prior years, which would cause a restatement of prior years' financial statements and related supplemental oil and gas reserve disclosures. Based on El Paso's internal technical reviews as well as the independent review of the Audit Committee of the board of directors, the company believes that it is likely that a restatement of the financial statements for El Paso Corporation, El Paso CGP Company, and El Paso Production Holding Company will be required. Consequently, investors should not rely on previously filed reports for these registrants until further notice from the company.

The completion of El Paso's internal review and review by the Audit Committee will also cause a delay in the submission of the Form 10-K filings for the above-mentioned registrants and may impact the timely filing of other related registrants. El Paso has requested waivers from the lenders participating in its revolving credit facility and other bank facilities that address a restatement or delay in its Form 10-K filings. The company currently expects to receive those waivers.

In El Paso's previous disclosures on the impact of these reserve revisions, the company stated that the pre-tax ceiling test impact on El Paso Corporation at December 31, 2003 would be approximately $1 billion if the impact of the revisions were all reflected in the fourth quarter of 2003. This charge was based on the ceiling test calculation utilizing the year-end 2003 price for natural gas of approximately $6.00 per million British thermal units (MMBtu), the impact of the company's current hedge position, and the company's current investment in its production business. At that time, the company stated that if



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natural gas prices had been $1 per MMBtu lower at year-end 2003, it would have resulted in an additional pre-tax charge of approximately $1.5 billion.

The company's internal review and the independent review of the Audit Committee are ongoing. These reviews will include whether a restatement is required and, if required, which periods are impacted by the restatement and the impact on the reported financials in any period or in total. If upon completion of these reviews it is determined that a restatement is required, the restatement of previous periods would likely result in non-cash ceiling test charges in certain of those periods and higher than reported depletion rates in some periods and potential adjustments in gains or losses in prior sales of oil and gas properties.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
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This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserves estimates based upon internal and third party reserve analyses; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

CONTACTS
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341



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